UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2026
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A. O. Smith Corporation
(Exact name of registrant as specified in its charter)
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Delaware	1-475	39-0619790
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11270 West Park Place, Milwaukee, Wisconsin 53224
(Address of principal executive offices, including zip code)

(414) 359-4000
(Registrant’s telephone number)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13-e4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (par value $1.00 per share)	AOS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 5, 2026, A. O. Smith Corporation (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) among the Company, the various lenders party thereto, and Bank of America, N.A., as administrative agent (the “Agent”). The Credit Agreement provided for an unsecured term loan in the amount of $470 million that matures on January 5, 2029. The Company borrowed the full available amount under the Credit Agreement on January 5, 2026 and used the proceeds to finance the purchase price for the Company’s acquisition of LVC Holdco LLC (“Leonard Valve”) and associated fees and expenses on January 6, 2026. The term loan can be prepaid in whole or in part without penalty.

The term loan under the Credit Agreement bears interest at a variable rate per annum equal to, at the Company’s election: (i) Term SOFR (the forward-looking secured overnight financing rate) plus an applicable margin ranging from 0.875% to 1.375%; or (ii) the Base Rate (which is the highest of (x) the Agent’s prime rate, (y) the federal funds rate plus 0.50% or (z) the sum of 1.00% plus one-month Term SOFR) plus an applicable margin ranging from 0% to 0.375%. The applicable margin in each case varies depending on the Company’s leverage ratio.

The Credit Agreement contains various customary restrictions and covenants, including a requirement that the Company maintain a leverage ratio and an interest coverage ratio at certain levels (as detailed below); restrictions on the ability of the Company and certain of its subsidiaries to consolidate or merge, create liens, and incur additional subsidiary indebtedness; and a restriction on the disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole.

The Credit Agreement requires the Company to maintain: (i) a maximum leverage ratio (defined as the ratio of the Company’s consolidated funded net debt to the sum of the Company’s consolidated funded net debt plus consolidated net worth) as of the last day of any fiscal quarter of 0.60, subject to the Company’s right to temporarily increase the maximum leverage ratio to up to 0.65 in connection with certain material acquisitions; and (ii) a minimum interest coverage ratio (defined as, with certain adjustments, the ratio of the Company’s consolidated net income before interest, taxes, depreciation, amortization and certain other items to the Company’s consolidated cash interest charges) as of the last day of any fiscal quarter of 3.00 to 1.00.

The Credit Agreement also contains customary events of default. If an event of default under the Credit Agreement occurs and is continuing, then the lenders may declare any outstanding obligations under the Credit Agreement to be immediately due and payable. In addition, upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the bankruptcy code, all outstanding obligations under the Credit Agreement shall automatically become immediately due and payable. Loans outstanding under the Credit Agreement will bear interest at a rate of 2.0% per annum in excess of the otherwise applicable rate during the continuance of certain payment or insolvency related events of default and, at the request of the required lenders, during the continuance of any other event of default.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, filed herewith as Exhibit 4.1 and incorporated herein by reference.

Item 8.01. Other Events.

On November 12, 2025, the Company disclosed that it had signed a definitive agreement to acquire Leonard Valve. Leonard Valve, together with its Heat-Timer brand, is a leading designer and manufacturer of thermostatic and digital mixing valves and temperature control solutions used in commercial and institutional applications. On January 6, 2026, the Company consummated the acquisition of Leonard Valve. A copy of the Company's news release relating to the consummation is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01     Financial Statements and Exhibits
The following exhibit is being filed herewith:

4.1    Credit Agreement dated as of January 5, 2026, among A. O. Smith Corporation, the various lenders party thereto, and Bank of America, N.A., as administrative agents.

(99.1)    News Release of A. O. Smith Corporation, dated January 6, 2026
104    Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. O. SMITH CORPORATION

Date: January 6, 2026	By:	/s/James F. Stern
James F. Stern
Executive Vice President, Corporate Development, Strategy and Secretary